HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION PROVIDES UPDATE RELATED TO COVID-19 CORONAVIRUS PANDEMIC

MUSCATINE, Iowa (April 6, 2020) - HNI Corporation (NYSE: HNI; “the Corporation”) is providing an update related to the ongoing COVID-19 pandemic crisis.

CEO Comment
“First and foremost, our focus during this crisis is on the well-being of our members. To protect our teams, we have implemented workplace measures consistent with guidelines from the Centers for Disease Control and Prevention. While the situation is dynamic, at this point we continue to operate at our primary manufacturing locations,” stated Jeff Lorenger, HNI Corporation, Chairman, President, and Chief Executive Officer. “We entered this crisis in a position of strength. We have low debt levels and possess liquidity equivalent to more than two years of free cash flow. While the ultimate impact of the outbreak is uncertain, we are confident in our ability to effectively weather this crisis.”

Liquidity Position

At the end of the first quarter 2020, the Corporation had $233 million in total debt, representing a gross leverage ratio of 1.0x as calculated under the Corporation’s lending agreements, which is well below the 3.5x gross leverage covenant in the existing agreements with the Corporation’s lenders. Liquidity, as measured by the combination of cash and available capacity on the Corporation’s lending facilities, totaled nearly $350 million. Of the total debt outstanding, $100 million is private placement notes (half matures in 2025 and half in 2028), with the remainder of funds drawn on the $450MM revolving credit facility (matures in 2023). “Our liquidity position is strong, and we are taking actions to ensure the long-term health of our organization. Accordingly, we are reducing operating costs, lowering capital expenditures, and temporarily suspending our share repurchase activity to support free cash flow,” said Mr. Lorenger.

Suspending Guidance
The Corporation is suspending its fiscal 2020 sales and earnings forecast due to the uncertainty caused by the coronavirus pandemic. “The economic volatility from this crisis is challenging our sales visibility and ability to provide earnings guidance. That said, we remain confident in our long-term strategic direction,” Mr. Lorenger concluded.

Upcoming Communication
The Corporation’s first quarter for fiscal 2020 ended on March 28th. Results for the quarter and further updates on the Corporation’s response to this pandemic will be disclosed with the earnings release in late April.

About HNI Corporation
HNI Corporation is an NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments. HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products. The Corporation's strong brands have leading positions in their markets. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on our business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "hope," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," "will," "would", or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, including the duration and scope of the COVID-19 pandemic, which may cause the Corporation's actual future results and performance to differ materially from expected results. These risks include but are not limited to: the levels of office furniture needs and housing starts; overall demand for the Corporation's products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation's customers; the Corporation's reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation's new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation's financing activities; an inability to protect the Corporation's intellectual property; impacts of tax legislation; and force majeure events outside the Corporation’s control. A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.